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                                   EXHIBIT 5.1


June 1, 1998                                        Direct Dial: [214] 651-5553
                                                             boeingw@hayboo.com


EXCO Resources, Inc.
5735 Pineland Drive, Suite 235
Dallas, TX  75231

Re:
Registration Statement in respect of 5,943,360 Rights to purchase Common Stock and 5,943,360 shares of Common Stock, par value $.02 per share, of EXCO Resources, Inc. ("Common Stock")

Gentlemen:

We are securities counsel to EXCO Resources, Inc., a Texas corporation (the "Company"), in connection with the registration and issuance of up to 5,943,360 shares of Common Stock (the "Shares") issuable on exercise of 5,943,360 Rights issuable to the Company's existing shareholders to purchase the Company's Common Stock as described in the Prospectus.


We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion. Based on the foregoing, we are of the opinion that the Rights and Shares are duly authorized and, when the Shares are issued to the shareholders upon exercise of the Rights in accordance with their respective terms and as described in the Prospectus contained in the Company's Registration Statement to which this opinion is an exhibit, the Shares will be validly issued, fully paid and nonassessable.

In rendering the foregoing opinion, we have relied as to certain factual matters upon certificates of officers of the Company and public officials, and we have not independently checked or verified the accuracy of the statements contained therein.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement filed by the Company to effect registration of the Shares under the Securities Act of 1933, as amended, and to the reference to us under the caption "Legal Matters" in the Prospectus constituting a part of such Registration Statement.


Very truly yours

/s/ HAYNES & BOONE LLP

Haynes and Boone, LLP